Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-297230

Registration Statement No. 333-298247

Prospectus Supplement No. 1

(To Prospectus dated August 11, 2026)

4,285,714 American Depositary Shares Representing 21,428,570 Ordinary Shares

LONDIAN WASON NEW ENERGY TECH INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 11, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-297230), as amended and supplemented, which became effective on August 11, 2026 and on Form F-1MEF (Registration No. 333-298247) filed pursuant to Rule 462(b) of the Securities Act of 1933. Specifically, this prospectus supplement updates and supplements the information in the Prospectus to disclose the revised expected time of the delivery of the offered ADSs (as defined below) in response to the delayed closing as previously disclosed in a Form 6-K filed with the U.S. Securities and Exchange Commission on August 17, 2026.

Following the resolution of inquiries concerning certain complaints previously disclosed in the Form 6-K on August 17, 2026, the underwriters currently expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about August 19, 2026.

The table and the first and second paragraphs on page 175 of the Prospectus is replaced by the following:

“The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 642,857 ADSs.

	Per ADS				Total
	Without Option to Purchase Additional ADSs		With Option to Purchase Additional ADSs		Without Option to Purchase Additional ADSs		With Option to Purchase Additional ADSs
Public offering price	US$	22.00	US$	22.00	US$	94,285,708	US$	108,428,562
Underwriting discounts and commissions paid by us	US$	1.54	US$	1.54	US$	6,599,999.56	US$	7,589,999.34
Proceeds to us, before expenses	US$	20.46	US$	20.46	US$	87,685,708.44	US$	100,838,562.66

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$10,522,194. We have agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed US$1,150,000.”

The Prospectus relates to the offer and sales, 4,285,714 American depositary shares (the “ADSs”), representing 21,428,570 ordinary shares, par value of US$0.00001 per share, of LONDIAN WASON NEW ENERGY TECH INC. Each ADS represents five ordinary shares.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “FOIL”.

We are a “foreign private issuer” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

The date of this prospectus supplement is August 19, 2026.